FIRST AMENDMENT TO THE JULY 1, 2013
RESTATEMENT OF THE
ALLIANT TECHSYSTEMS INC.
DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Regarding Vista Outdoor Inc. Spin-Off)
WHEREAS, Alliant Techsystems Inc. (the “Company”) sponsors and maintains the Alliant Techsystems Inc. Defined Contribution Supplemental Executive Retirement Plan (the “Plan”) for the benefit of certain eligible employees; and
WHEREAS, pursuant to Section 7.2 of the Plan, the Company has reserved the right to amend the Plan at any time and from time to time; and
WHEREAS, the Company deems it appropriate to amend the Plan to reflect the spin-off of Vista Outdoor Inc.
NOW, THEREFORE, the Plan shall be amended effective as of the date of the spin-off, February 9, 2015, in the following respects:
1.    A new paragraph is added to the end of the “Statement of Plan” introductory Section to read:
“In connection with the Company’s spin-off of its sporting business, the Company underwent an internal reorganization and incorporated Vista Outdoor Inc. Vista Outdoor Inc. shall be spun-off on or around February 9, 2015 (the ‘Spin-Off’) pursuant to the Transaction Agreement, dated as of April 28, 2014 (the ‘Agreement’). Effective as of the Spin-Off, Vista Outdoor Inc. shall be an independent, publicly traded corporation.
Coincident with the Spin-Off and as described in the Agreement, Vista Outdoor Inc. shall establish the Vista Outdoor Inc. Defined Contribution Supplemental Executive Retirement Plan (the ‘Vista Plan’), an unfunded nonqualified deferred compensation plan that generally mirrors the Plan, to provide for the benefits of the following Employees who were Participants immediately prior to the date such Employee transfers to employment with Vista Outdoor Inc. from the Company:

(a)
An Employee (including an Employee who is on an approved leave of absence from the Company) who transfers to employment with Vista Outdoor Inc., or one of its subsidiaries, from the Company on or before the Spin-Off Date; and

(b)	An Employee who transfers to employment with Vista Outdoor Inc., or one of its subsidiaries, from the Company in accordance with the Agreement.
As described in the Agreement, Vista Outdoor Inc. shall assume the obligation to pay all benefits accrued under the Plan for the benefit of each Employee who transfers to employment with Vista Outdoor Inc. as described in this Section (a ‘Vista Participant’). As a result of the Spin-Off, a Vista Participant shall cease to have any benefit under the Plan following his transfer of employment to Vista Outdoor Inc., and shall instead participate under the Vista Plan. To the maximum extent permitted by Treas. Reg. §1.409A-1(h)(4), a Vista Participant shall not be considered to have incurred a Termination of Employment for purposes of the Plan or a separation from service as defined in Section 409A solely as a result of the transfer describe above.”
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Pursuant to the authority and direction of the ATK Personnel and Compensation Committee, I, Christine Wolf, do hereby adopt this amendment effective as of the dates set forth above.

Date: January 27, 2015                        /s/ Christine Wolf__________
                                Christine Wolf

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